     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 23, 2025, with respect to the financial statements and financial highlights of Long-Term Investment Grade Trust, Series 16 (included in Van Kampen Focus Portfolios, Taxable Income Series 41) contained in this Post-Effective Amendment No. 22 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 23, 2025